Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SEMILEDS CORPORATION

The undersigned, Trung Tri Doan, hereby certifies that:

1.                          He is the duly elected and acting Chief Executive Officer of SemiLEDs Corporation, a Delaware corporation.

2.                          The Certificate of Incorporation of this corporation was originally filed with the Delaware Secretary of State on January 4, 2005.

3.                          Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends Section (A) of Article IV of this corporation’s Certificate of Incorporation to read in its entirety as follows:

“(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 75,000,000 shares, consisting of 75,000,000 shares of Common Stock, par value $0.0000056 per share and no shares of Preferred Stock.”

4.                          The foregoing Certificate of Amendment has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Executed April 16, 2014.	/s/ Trung Tri Doan
Name: Trung Tri Doan
Title: Chief Executive Officer